Exhibit 23.4

CONSENT OF WING LUI

TOWERS WATSON

Wing Lui

Senior Consultant

29th Floor, Sun Hung Kai Centre

30 Harbour Road

Wanchai

Hong Kong

T + 852 2827 8833

D + 852 2820 8281

F + 852 2827 8899

wing.lui@towerswatson.com

towerswatson.com

March 20, 2012

The Board of Directors

HSBC Holdings plc

Dear Sirs,

I, Wing Lui, hereby consent to be named as valuation actuary of the HSBC Group Hong Kong Local Staff Retirement Benefit Scheme as described under the caption “Employee compensation and benefits” (note 7) in the consolidated financial statements of HSBC Holdings plc (the “Company”) contained in the Annual Report on Form 20-F of the Company for the year ended December 31, 2011 and incorporated by reference in the Registration Statement on Form F-3 of the Company to be filed on or about March 22, 2012.

Yours faithfully,

/s/ Wing Lui
Wing Lui, F.S.A.
Senior Consultant